STAAR SURGICAL ANNOUNCES SECOND QUARTER 2009
EARNINGS RELEASE DATE AND CONFERENCE CALL
Company’s Cash Position Improves

MONROVIA, CA — July 14, 2009 — STAAR Surgical Company (Nasdaq: STAA) today announced that it will release financial results for the second quarter ended July 3, 2009 on Monday, August 3, 2009 before the market opens. In addition, the Company today reported that cash and cash equivalents and restricted cash as of July 3, 2009 were $13.1 million. This balance includes the proceeds from the registered direct offering of common shares on June 17, 2009 of $8.6 million. Cash and cash equivalents at the close of the first quarter of 2009 on April 3 were $3.7 million.

“One of our 2009 key metrics is to focus on profitable growth and operational efficiencies,” said Barry G. Caldwell, President and CEO of STAAR Surgical. “These efforts have resulted in an improved cash position even without factoring in the positive impact of our financing on June 17th.”

The Company will host a conference call and webcast on Monday, August 3, 2009 at 8:30 a.m. Eastern / 5:30 a.m. Pacific to discuss the Company’s second quarter results and current corporate developments. The dial-in number for the conference call is 877-941-1848 for domestic participants and 480-629-9722 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will be available for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4058578#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical

STAAR is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. Manufactured in Switzerland by STAAR, the ICL is approved by the FDA for use in treating myopia, has received CE Marking and is sold in more than 50 countries. More information is available at http://www.staar.com.

Safe Harbor

The data included in this release regarding STAAR’s cash position as of the end of the second fiscal quarter is preliminary and remains subject to review by STAAR’s independent registered public accountants in connection with the preparation of STAAR’s consolidated balance sheet as of July 3, 2009. Final balance sheet data, which STAAR expects to report on August 3, 2009, may differ.

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